Exhibit 99.1

Howard J. Federoff, MD, PhD Appointed Chief Executive Officer of Brooklyn ImmunoTherapeutics, Inc.

Brooklyn, NY – April 6, 2021 – Brooklyn ImmunoTherapeutics, Inc. (NYSE American: BTX) (“Brooklyn” or “the Company”), a biopharmaceutical company focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, today announced the appointment of Howard J. Federoff, M.D., Ph.D., as Chief Executive Officer and President and a director as of 16 April 2021. Dr. Federoff succeeds Ronald Guido who was serving as Interim CEO and will remain on Brooklyn’s management team as Chief Development Officer.

“Dr. Federoff brings an unwavering focus on the patient as well as an outstanding record of clinical, academic and corporate achievement to Brooklyn ImmunoTherapeutics,” said Charles Cherington, Director of Brooklyn. “Dr. Federoff’s unparalleled record of professional accomplishments and experience will be a tremendous asset to Brooklyn ImmunoTherapeutics as we advance the clinical development of IRX-2 as well as explore potential new opportunities. We look forward to working with Dr. Federoff to bring new treatment options to patients living with cancer and other serious diseases.”

“Brooklyn’s IRX-2 product offers a significant opportunity to improve patient outcomes both as a monotherapy and in combination with other anti-cancer drugs including immune-oncology therapies,” said Dr. Federoff. “My top priorities will be the clinical advancement of IRX-2 in solid tumor indications as well as seeking opportunities to in-license new therapeutic agents that can extend and enhance the lives of patients fighting cancer and other serious diseases. This is an exciting time in oncology drug development and I believe that Brooklyn ImmunoTherapeutics will be a leader in advancing patient care.”

Dr. Federoff is a distinguished professor of neurology at the University of California, Irvine. He is the former CEO of UCI Health, vice chancellor for health affairs and dean of the UCI School of Medicine. Prior to joining UCI Health, Federoff was executive vice president of Health Sciences and executive dean at Georgetown University. Dr. Federoff has published more than 275 peer-reviewed and invited articles, and serves on editorial boards of five journals. He co-founded MedGenesis Therapeutix and Brain Neurotherapy Bio, both advancing therapeutics for neurologic diseases. He became CEO of the regenerative medicine company, Aspen Neuroscience, Inc, in San Diego. Aspen is developing an autologous iPSC drug product for Parkinson’s disease. Dr. Federoff chaired the NIH Recombinant DNA Advisory Committee, the NHLBI Gene Therapy Resource and the Board of the Association of the Academic Health Centers. He has served as an advisor/director for several companies. He is an elected Fellow of the American Association for the Advancement of Science and the National Academy of Inventors. He received his MD, MS and PhD in biochemistry from the Albert Einstein College of Medicine in New York. He completed his residency and clinical and research fellowships at Massachusetts General Hospital and Harvard Medical School.

About Brooklyn ImmunoTherapeutics

Brooklyn is focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. The company is also exploring opportunities to advance therapies using leading edge gene editing/cell therapy technology through its option agreement with Factor Bioscience/Novellus.

Brooklyn’s most advanced program is studying the safety and efficacy of IRX-2 in patients with head and neck cancer. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications.

For more information about Brooklyn and its clinical programs, please visit www.BrooklynITx.com.

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